Exhibit 99

Granite City Food & Brewery Receives Favorable Decision from NASDAQ

Panel Grants Company’s Request for Continued Listing until June 2012, Subject to Conditions

MINNEAPOLIS — March 28, 2012 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) announced today that it has received the decision of the Hearings Panel of The NASDAQ Stock Market, notifying the Company that it had granted the Company’s request for continued listing, subject to certain conditions.

The decision followed the Company’s failure to comply with the minimum shareholders’ equity requirement for continued listing set forth in NASDAQ Listing Rule 5550(b) (1).  NASDAQ staff did not accept the Company’s plan for compliance submitted on January 4, 2012, and the Company appealed that decision to a hearing panel on March 1, 2012.

The NASDAQ panel granted the Company’s request for continued listing subject to the requirement that on or before June 15, 2012, the Company must report that it has executed a definitive agreement for an equity investment in an amount sufficient to ensure that it will have shareholders’ equity in excess of $2.5 million upon completion of the transaction, and that on or before June 23, 2012, the Company announces in a Form 8-K filing with the SEC that it has closed a transaction that results in compliance with the minimum stockholders’ equity requirement and provides updated financial projections demonstrating compliance through June 30, 2013, with an explanation of the assumptions underlying the projections.  If the Company is unable to meet these requirements, its shares will be subject to delisting from the NASDAQ Stock Market.

“We believe that many of the strategies we have undertaken since the CDP transaction have added significant value to the Company and that we are only beginning to see the results of such actions,” said Chief Financial Officer James G. Gilbertson.  “We are growing again: we will be opening our new Granite City location in Troy, Michigan in April and Franklin, Tennessee in late summer, as well as adding a sixth Cadillac Ranch location in Pittsburgh, Pennsylvania once we receive liquor license approval in that state.  We were pleased that NASDAQ granted our request for additional time and are excited about the opportunities for the Company that lie ahead.”

If the Company’s common stock does not continue to be listed on The NASDAQ Capital Market, the shares would become subject to certain rules of the SEC relating to “penny stocks.”  Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the shares in the open market.  In addition, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board, which was established for securities that do not meet NASDAQ listing requirements.  Consequently, selling the shares would be more difficult because smaller quantities could be bought and sold, transactions could be delayed, and security analyst and news media coverage of the Company may be reduced.  These factors could result in lower prices and larger spreads in the bid and ask prices for the shares.  There can be no assurance that the Company’s common stock will continue to be listed on The NASDAQ Capital Market.

About the Company

In May 2011, the Company sold $9.0 million of convertible preferred stock to Concept Development Partners (CDP) in partnership with Dallas-based private equity firm, CIC Partners, and entered into a $10.0 million credit facility with Fifth Third Bank.  The transaction brought the Company capital, additional management and several new, experienced board members, including Mike Rawlings, former President of Pizza Hut, a Founding Partner of CIC Partners, and current Mayor of Dallas, Lou Mucci, former CFO of BJ’s Restaurants, Michael Staenberg, President of THF Realty, Fouad Bashour, a Founding Partner of CIC Partners, and Rob Doran, former Executive Vice President of McDonalds’s.  Rob Doran now serves as the Company’s CEO.  Since CDP’s investment, the Company has been developing growth plans for existing Granite City restaurants as well as the construction of new Granite City restaurants, such as the Troy, Michigan location set to open in mid-April 2012.

In late 2011, the Company acquired the assets of five Cadillac Ranch restaurants and related intellectual property, and Fifth Third Bank increased the Company’s credit facility by $12.0 million.  The Company has entered into an agreement to acquire the assets of a sixth Cadillac Ranch restaurant in Pittsburgh, Pennsylvania subject to issuance of the required liquor license. This acquisition is expected to close in late April 2012.

Granite City Food & Brewery is a modern American restaurant and brewery.  Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers.  The extensive menu features moderately priced favorites served in generous portions.  Granite City’s attractive price point, high service standards, and great food and beer combine for a memorable dining experience.  The Company opened its first Granite City restaurant in St. Cloud, Minnesota in 1999 and currently operates 26 Granite City restaurants in 11 states and 5 Cadillac Ranch restaurants in 4 states.  Additional information can be found at the Company’s website (www.gcfb.net).

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to maintain our NASDAQ listing, and the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Contact

James G. Gilbertson

Chief Financial Officer

(952) 215.0676